Exhibit 99.1
Press Release:

For more information:
Sue Stricklin
Vice President, Marketing
The Home Savings and Loan Company
(330) 742-0638
sstricklin@homesavings.com
Photos available upon request

SPECIAL NOTE:
Photos are available
upon request.

FOR IMMEDIATE RELEASE
Home Savings Announces Executive Management Positions
     YOUNGSTOWN, Ohio (April 2, 2009) — The Home Savings and Loan Company, a subsidiary of United Community Financial Corp., is pleased to announce the promotion of Patrick W. Bevack to President and Chief Executive Officer and the hiring of Gregory G. Krontiris as Senior Vice President and Chief Lending Officer. Both positions are effective immediately. Douglas M. McKay will remain Chairman of the Board and Chief Executive Officer of UCFC and Chairman of the Board of Home Savings.
     “The Board of Directors and I decided to make some changes to our management structure in order to more effectively implement our strategic plan. These changes provide me the opportunity to develop and implement short and long term strategic initiatives, financial projections, investor relations strategies, acquisition and expansion strategies and other issues pertaining to the overall operation of United Community Financial Corp. Many of these responsibilities formerly resided with David G. Lodge, who retired March 1, 2009,” said Douglas M. McKay. “We can think of no one more capable or competent than Pat to take on the role of CEO. His extensive banking experience and exceptional leadership skills make him the right person to lead Home Savings through this challenging economic time and beyond. We also are very excited to have Greg join Home Savings and bring with him his wealth of knowledge and experience in the areas of lending and credit.”

     Patrick W. Bevack is responsible for the overall operation and financial performance of Home Savings, including managing and implementing its organizational and fiscal objectives, policies and strategic plans. He will continue to serve as a Board Member for Home Savings.
     With over 30 years of experience in the financial services industry, Bevack most recently served as the President and Chief Operating Officer of Home Savings. Since joining the Company in 2000, he also held the positions of Executive Vice President, Chief Financial Officer and Senior Vice President of Mortgage Lending. Prior to that time, Bevack served as Executive Vice President and Assistant Secretary at Metropolitan Bank & Trust, Executive Vice President at Transohio Savings Bank and Senior Vice President of Operations at Cardinal Federal Savings Bank.
     Bevack earned his Bachelor’s degree in Accounting and his Master’s degree in Finance from Cleveland State University. He is a member of Ohio’s Society of CPAs, American Institute of CPAs, Regional Chamber of Commerce and Greater Cleveland Mortgage Bankers Association. He also serves on the Board of Directors for Wick Neighbors, Inc.
     Bringing with him over 25 years of banking experience, Gregory G. Krontiris is responsible for the management, supervision and direction of all lending and credit activities, as well as developing loan policies and procedures to ensure the quality of Home Savings’ overall lending portfolio.
     Most recently serving as Chief Operating Officer at Salin Bank and Trust, Krontiris also held various senior-level positions at National City Corporation and Ameritrust. Committed to community involvement over the years, he has served as a committee member for many non-profit organizations and as chairman for several fundraising campaigns throughout the Carmel, Indiana area.
     Krontiris earned his Bachelor’s degree in Psychology from The Ohio State University and his Master’s degree in Finance from Cleveland State University. He and his family are in the process of relocating to the local area from Carmel, Indiana.
     With current assets of $2.6 billion, Home Savings, a subsidiary of United Community Financial Corp. (NASDAQ: UCFC), operates 39 banking offices and six loan production offices throughout Ohio and western Pennsylvania, employing over 600 people.
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